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Exhibit 2.3

                        FIRST AMENDMENT TO PRIVATE LABEL
                        BUSINESS CREDIT PROGRAM AGREEMENT

         This First Amendment to Private Label Business Credit Program Agreement ("Amendment") is made as of the 29th day of December, 2003, by and between LESCO, Inc., an Ohio corporation ("LESCO"), LESCO Services, Inc., an Ohio corporation ("LSI"), AIM Lawn & Garden Products, Inc., an Ohio corporation ("AIM"), and LESCO Technologies, LLC, a Nevada limited liability company ("LTLLC" and together with LESCO, LSI and AIM, the "LESCO Parties"), on the one hand, and GE Capital Financial Inc., a Utah industrial loan corporation ("Bank"), on the other, and amends that certain Private Label Business Credit Program Agreement, dated December 16, 2003, by and among Bank and the LESCO Parties (the "Agreement").

                                    RECITALS:

         WHEREAS, concurrently with the execution and delivery of the Agreement, the LESCO Parties and Bank executed the Purchase Agreement for the purpose of transferring the interest of LESCO in the Existing Accounts to Bank and incorporating such Existing Accounts into the Program; and

         WHEREAS, in connection with certain inter-creditor negotiations related to the consummation of the purchase of the Existing Accounts, and prior to the Program Commencement Date, Bank and the LESCO Parties determined that the provisions of the Agreement relating to "in-store payments", as provided for in
Section 6.17 of the Agreement, required revision;

         NOW THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the LESCO Parties and Bank agree as follows:

                            I. AMENDMENT TO AGREEMENT

         (a)      AMENDMENT TO SECTION 6.17.

                  (1) Section 6.17(a) of the Agreement is hereby amended by deleting the second sentence thereto in its entirety and replacing such sentence with the following:

         If any such in-store payment is made (or LESCO otherwise receives any payment on an Account), LESCO shall give the Accountholder a receipt therefore and shall be deemed to hold such payment as property of, and in trust for, Bank as follows: (i) during the Interim Transition Period, until such payment is delivered to Bank, and (ii) after the Interim Transition Period, at the election of Bank, until (x) such payment is delivered to Bank, or (y) Bank is informed of the amount of such payment in accordance with Section 6.17(b); provided, that Bank shall be deemed to have elected the treatment provided for

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         under clause (x) unless and until Bank shall have notified LESCO in writing of its election to include the treatment under clause (y) as an alternative procedure for in-store payment reconciliation.

                  (2) Section 6.17(b) of the Agreement is hereby amended by deleting the second sentence thereto in its entirety and replacing such sentence with the following:

                           (b) It is the intention and expectation of Bank and LESCO that notice of each in-store payment or credit slip (or the forwarding the amount thereof) with respect to any Account shall be transmitted to Bank within 24 hours of each such transaction (which notice or remittance, as the case may be, shall include the amounts and Accounts as to which such transaction relates); provided, that in no case shall any such data transmission or remittance, as the case may be, occur later than (i) in the case of purchases at Service Centers(R), three (3) days, and (ii) in the case of purchases from Stores-On-Wheels(R) or from LESCO's other outside sales force, five (5) days after the receipt of such payment or issuance of such credit. An in-store payment will be credited to the relevant Account as of the date Bank applies the amount of such payment to reduce amounts payable by Bank to LESCO (or if no such application is made, as of the date Bank receives such in-store payment from LESCO).

                                   II. GENERAL

         (a) DEFINITIONS. Capitalized terms used in this Amendment, unless defined herein, shall have the meanings specified in the Agreement.

         (b) AUTHORITY FOR AMENDMENT. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the LESCO Parties and Bank and upon execution by each party, will constitute a legal, binding obligation thereof.

         (c) EFFECT OF AMENDMENT. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.

         (d) BINDING EFFECT; SEVERABILITY. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         (e) FURTHER ASSURANCES. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.

         (f) GOVERNING LAW. This Amendment shall be governed by and construed in

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accordance with the laws of the State of Utah.

         (g) COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. Transmission by facsimile of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart; provided however, that the parties hereby agree to deliver to each other an original of such counterpart promptly after delivery of the facsimile.

         (h) EFFECTIVE DATE OF AMENDMENT. This Amendment shall become effective as of the effective date set forth below when executed and delivered by the parties hereto.

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IN WITNESS WHEREOF, the LESCO Parties and Bank have caused this Amendment to be executed by their respective duly authorized officers as of the date set forth below.

         EFFECTIVE DATE: December 29th, 2003

BANK:

GE CAPITAL FINANCIAL INC.

By: ___________________________
Name:
Title:

LESCO:

LESCO, INC.

By:  ___________________________
Name: Jeffrey Rutherford
Its:  Senior Vice President and Chief Financial Officer

LESCO SERVICES, INC.

By: ___________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

LESCO TECHNOLOGIES, LLC

By: ___________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

AIM LAWN & GARDEN PRODUCTS, INC.

By: ___________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

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